EXHIBIT 21.1

Impco Technologies, Inc.

Subsidiaries of Impco Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of

Delaware.

Name of subsidiary	Jurisdiction	State or province where registered/organized
Impco Technologies Pty. Ltd	Australia	Victoria
Impco Technologies (SA) Pty. Ltd	Australia	South Australia
Impco Technologies (NSW) Pty. Ltd	Australia	New South Wales
Impco Technologies Fuel Systems Pty, Ltd.	Australia	New South Wales
Impco Technologies Japan, KK	Japan	Fukuoka
Grupo IMPCO Mexicano	Mexico	Estado de México
IMPCO BRC Mexicano	Mexico	Estado de México
IMPCO Beru Technologies B.V.	Netherlands	Delfgauw, Holland
IMPCO-Beru Technologies, GmbH	Germany	Grünberg, Germany
IMPCO-Beru Technologies, S.a.r.l.	France	Genas Cedex, France
IMPCO Technologies, Ltd.	United Kingdom	Malvern, U.K
B.R.C. SrL.	Italy	Cherasco (CN)
M.T.M. SrL	Italy	Cherasco (CN)
M.T.E. SrL.	Italy	Cavallermaggiore (CN)
BRC Argentina S.A.	Argentina	Buenos Aires
BRC Brasil S.A.	Brazil	Rio de Janeiro
NG LOG Armazen Gerais Ltd.	Brazil	Sao Paulo
Jehin Engineering Company, Ltd.	Korea	Seoul
WMTM Equipamento de Gases Ltda.	Brazil	Manaus